Venture Capital for Nanotechnology and Microsystems

Fellow Shareholders:

Historically, we have prepared an annual letter to shareholders and published it in our Annual Report on Form 10-K.  We will continue this tradition in 2010.  Beginning this year, we will also write an additional letter to shareholders at the beginning of each year to update shareholders on recent events and to provide information on the company and our portfolio.

We are looking forward to 2010.  The IPO market began to rebound in the second half of 2009.  From our non-deal road shows and discussions with bankers and analysts, it is evident that if macro-economic conditions continue to improve into 2010, institutional investors will be searching for new growth opportunities.  As we look at our portfolio, management believes that we may have opportunities for exit in 2010 and 2011 if the IPO window stays open.  The lead paragraph of an article titled, “Comeback Time for Venture IPOs,” on page C3 in Monday, February 1, 2010’s Wall Street Journal states “This could be the year that venture-backed companies start to get their IPO groove back.”  According to the article, “VentureSource counts 33 venture-backed companies on file for IPOs with the Securities and Exchange Commission…”  The same article quotes a general partner at Highland Capital Partners as saying that “I think acquisition activity will be at least, if not more, active than the IPO market” for venture capital-backed firms.

We also believe that the current conditions in the markets create many opportunities to use our cash to invest in companies. We began 2010 with $56 million in cash and U.S. Treasury obligations.  At a time when venture capital is scarce and when many venture capital firms cannot raise additional funds, we believe this capital provides opportunities to invest in promising companies at low valuations.  In addition to having a portfolio of companies in which we have priority investment rights, we have a robust deal flow in which to deploy this cash, both in privately held and publicly traded companies.

We have been looking to invest in micro-capitalization publicly traded companies.  We have made an investment in one such company, Orthovita, during the second half of 2009.  In 2010, we will continue to look for opportunities to invest in publicly traded companies.  Additionally, we have been looking to invest in private companies with the following characteristics: we believe they will require less than $15 to $20 million of cumulative invested capital each to get to exit; we believe we can own between five and 25 percent of the company while initially investing less than $1 million; and, we believe the company can generate revenue or another form of commercial validation using the initial investment made by investors.  We have invested in two such companies since the third quarter of 2009.

We do face certain risks in 2010.  First, the IPO market is still not conducive to small IPOs and companies with market capitalizations below $500 million.  To be successful, we will need to find ways to get some of our companies to IPOs in less time, with less money invested, at market capitalizations below $500 million and with IPO raises of less than $50 million.  This effort will require drawing upon our relationships with bankers and analysts that have strong track records in this space and identifying institutional investors willing to invest in the growth opportunities of micro-cap public companies.  We have managed many of our companies such that $100 to $500 million market cap IPOs would allow us to make meaningful investment returns.  Additionally, we believe our portfolio includes companies that could potentially grow to be billion dollar companies, so that many of the structural issues facing small public companies will be less germane.

           Second, we will need to continue to manage our portfolio in an environment where venture capitalists and venture capital-backed companies continue to struggle to raise capital.  We need to find ways to protect our ownership interests and, in some cases, increase our ownership positions in our best companies during this unusual period.  We have already taken steps towards this end in NeoPhotonics by making an additional investment during the fourth quarter of 2009 and exercising warrants in the first quarter of 2010.

At September 30, 2009, our top 10 holdings by value represented 68 percent of the value of our venture capital portfolio.  In 2010, we believe only three of these top 10 holdings will require additional financing, and one of these companies is in the process of securing additional financing.  Additionally, in 2009, the number of companies with greater than $10 million in revenue or sales was seven, up from six in 2008.  In the aggregate, our companies generated more revenue and sales in 2009 than in 2008.

Positive recent announcements related to some of our larger holdings included the following:

•	On January 22, 2010, Nanosys announced the signing of a commercial agreement with LG Innotek.

•	On January 13, 2010, Bridgelux announced it had raised an additional $50 million in Series D financing and appointed Bill Watkins as CEO.

•	On January 8, 2010, Innovalight announced it had raised an additional $18 million in Series D financing.

•
On January 7, 2010, Ensemble announced its third strategic alliance, the first with Pfizer Inc.  The alliance included upfront and research payments, development milestones, and royalties based on future worldwide sales of any drugs emerging from the alliance.

•	On December 4, 2009, Solazyme announced it had received $21.8 million from the U.S. government for a pilot plant to produce algae-based oil.

Currently, more than one of our companies are in the planning stages for a possible acquisition or IPO.  Subject to market conditions, these events could provide liquidity in these companies for Harris & Harris Group by 2011.

We expect to file our Annual Report on Form 10-K with the Securities and Exchange Commission and post it on our website by March 16, 2010.  We will follow that as usual with an annual letter to shareholders that will focus on our strategy and our portfolio.  For the first time, we will then host a quarterly call with shareholders on March 19, 2010.  We will use this call to answer questions on our financials, discuss our strategy for the coming years, and bring investors up to date on our portfolio companies, to the extent we are permitted under the confidentiality agreements we have signed with each company.

On May 7, 2010, we also plan to host our second “Meet the Portfolio” Day in New York City focusing on the companies in our “Nanotech for Healthcare”SM portfolio.  The CEOs from seven portfolio companies will present their companies and be available to answer questions from institutional investors, analysts, bankers and our shareholders.

In closing, let us reiterate that our number one priority heading into 2010 is to look for opportunities to monetize our portfolio companies at appropriate valuations.  We have invested in quality nanotechnology companies.  We have managed that portfolio through turbulent times.  Now, we must look to exiting these investments and realizing gains on our investments at the appropriate times.  Our second priority is to continue to deploy our cash resources in exciting publicly traded and privately held companies at appropriate valuations.  We believe we can pursue both of these goals in a way that will work to the benefit of the shareholders of Harris & Harris Group.

We hope you will join us on our first quarterly call on Friday, March 19, 2010.

Douglas W. Jamison	Daniel B. Wolfe
Chairman, Chief Executive Officer	President, Chief Operating Officer,
and Managing Director	Chief Financial Officer and Managing Director

Michael A. Janse	Alexei A. Andreev
Executive Vice President and	Executive Vice President and
Managing Director	Managing Director

February 3, 2010